LEASE AGREEMENT

Lease Summary

591 and 599 Lighthouse Avenue
Monterey, California 93940

Lease Date: December 30, 2004

Lessor: JULIET B. HOOKER, KATHERINE B. CONGDON and WILLIAM C. BURKETT, Co-Trustees of the William Andrew Burkett Trust dated March 13, 1985, as to an undivided one-half interest, and JULIET. B. HOOKER, KATHERINE B. CONGDON and WILLIAM C. BURKETT, Co-Trustees of the Juliet J. Burkett Testamentary Trust dated March 13, 1981, as to an undivided one-half interest (collectively doing business as Burkett Land Company).

Address of Lessor: Burkett Land Company, 101 Laurel Street, San Francisco, California 94118

Lessee: CENTRAL COAST BANCORP, a California corporation

Address of Lessee: Community Bank of Central California, 301 Main Street Salinas, California 93901

Premises: 591 and 599 Lighthouse Avenue, Monterey, California

Floor Area of the Premises: Approximately 3,296 square feet

Property: Refer to Exhibit B-1 and Exhibit B-2

Initial Term: Sixty (60) months

Initial Term Commencement Date: January 1, 2005

Option Terms: Two (2) sixty (60) month options to extend (see Paragraph 3[a])

Fixed Minimum Rent During Initial Term: $5,438.40 per month for the period January 1, 2005 through December 31, 2005. Fixed Minimum Rent will be adjusted by the increase in CPI annually pursuant to Paragraph 4(b) of the Lease.

Fixed Minimum Rent During Option Terms: At the commencement of each Option Term, the Fixed Minimum Rent shall be increased by the increase in the CPI or increased to the Fair Market Rent, whichever is greater, pursuant to Paragraph 4(c) of the Lease, and thereafter will be adjusted by the increase in CPI annually.

Estimated Additional Rent: $1,121.00 per month, which amount is subject to adjustment pursuant to Paragraph 4(d).

Security Deposit: $5,438.40.

Permitted Use: Commercial or retail bank, financial services and operations incidental to such uses.

The foregoing Lease Summary is incorporated into and made a part of this Lease. Each reference in this Lease to the Lease Summary shall mean the respective information set out above and shall be construed to incorporate ail of the terms contained in the particular Lease paragraph pertaining to such information. In the event of any conflict between the provisions of the Lease Summary and the provisions of the Lease, the latter shall control.

Table of Contents

Lease Summary	i
Table of Contents
1. Definitions	1
2. Demise of Premises	2
3. Term	2
4. Rent	3
5. Security Deposit	8
6. Use of the Premises	8
7. Insurance	10
8. Taxes	13
9. Common Areas	13
10. Condition of the Premises and Property	16
11. Repairs and Maintenance	16
12. Alterations and Compliance with Governmental Requirements	17
13. Utilities	19
14. Advertising and Signs	20
15. Assignment and Subletting	20
16. Access to the Premises	22
17. Eminent Domain	23
18. Damage or Destruction	24
19. Hold Harmless	25
20. Default and Remedies	26
21. Bankruptcy	28
22. Waivers	29
23. No Accord and Satisfaction	29
24. Subordination and Attornment	29
25. Estoppel Certificates	30
26. Surrender and Holding Over	30
27. Sale of the Premises by Lessor	31
28. Notices	31
29. Brokers	31
30. Limitation of Lessor's Liability	32
31. Lessor Right to Perform	32
32. General Provisions	32

Attachments

Lease Summary

Exhibit A     Diagram of Premises.

Exhibit B-1   Diagram of the Property

Exhibit B-2   Legal Description of the Property

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), dated for reference purposes only as of December 30, 2004, is made and entered into by and between JULIET B. HOOKER, KATHERINE B. CONGDON and WILLIAM C. BURKETT, Co-Trustees of the William Andrew Burkett Trust dated March 13, 1985, as to an undivided one-half interest, and JULIET B. HOOKER, KATHERINE B. CONGDON and WILLIAM C. BURKETT, Co-Trustees of Juliet J. Burkett Testamentary Trust dated March 13, 1981, as to an undivided one-half interest (collectively doing business as Burkett Land Company) (collectively, “Lessor”) and CENTRAL COAST BANCORP, a California corporation (“Lessee”).

In consideration of the mutual covenants and agreements contained in this Lease, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Lessor and Lessee agree as follows:

1. DEFINITIONS. As used in this Lease:

(a)  Building The term “Building” refers to the “building improvements” located on the Property of which the Premises are a portion and commonly known as 585, 591 and 599 Lighthouse Avenue, Monterey, California. The Building is shown on Exhibit B-1. The Building contains approximately 4,856 gross square feet of floor area.

(b)  Common Area. The term “Common Area” refers to that portion of the Property designated from time to time by Lessor for the ingress and egress of pedestrians and motor vehicles to and from the public streets adjoining the Property and the parking of motor vehicles, including areas devoted to sidewalks, landscaping and service delivery facilities. Without limiting the generality of the foregoing, such term shall include traffic lanes, the vehicle parking spaces, and areas between such parking spaces (including landscaped areas), walkways, and except as specifically set forth in this Lease, any other areas of the Property provided for the common use of the tenants and occupants of the Property and their customers.

(c)  Floor Area of the Premises. The term “Floor Area of the Premises” refers to the number of gross square feet shown in the Lease Summary. Lessor and Lessee agree that for purposes of this Lease, the Floor Area of the Premises shall be the number of gross square feet shown in the Lease Summary notwithstanding that the Premises may contain a greater or lesser number of square feet of floor area.

(d) Initial Term Commencement Date. The term "Initial Term Commencement Date" refers to the date of commencement of the Term of this Lease as set forth in the Lease Summary.

(e) Initial Term Expiration Date. The term "Initial Term Expiration Date" refers to the date of expiration of the Term of this Lease as set forth in the Lease Summary.

(f) Lessee's Proportionate Share. The term "Lessee's Proportionate Share" refers to the Floor Area of the Premises divided by the gross floor area of the Building. Lessee's Proportionate Share is 67.87%.

(g) Premises. The term “Premises” refers to that commercial space located substantially as outlined in green on Exhibit A attached to this Lease, together with those appurtenances specifically granted to Lessee in this Lease; reserving and excepting to Lessor the exclusive use of the exterior walls (other than storefront), the roof, and the areas beneath and above the Premises, together with the right to install, maintain, use, and replace utility ducts, wires, conduits, and pipes leading through the Premises in locations which will not materially interfere with Lessee’s use of the Premises.

(h) Property. The term “Property” refers to the real property owned by Lessor located at (i) 585 Lighthouse Avenue, Monterey, California (referred to as Assessor’s Parcel 001-065-016-000), (ii) 591 and 599 Lighthouse Avenue, Monterey, California (referred to as Assessor’s Parcel 001-065-016-000), and (iii) 584 Hawthorne Street, Monterey, California (referred to as Assessor’s Parcel 00.1 -065-017-000); The Property is; outlined in orange on Exhibit B-1 and described in Exhibit B-2.

2.  DEMISE OF PREMISES. Lessor hereby leases the Premises to Lessee, and Lessee hires and leases the Premises from Lessor, for the term, at the rental, and upon the covenants and conditions contained in this Lease. This Lease and the rights of Lessee under this Lease are subject and subordinate to ail easements, rights-of-way, covenants, conditions, restrictions, deeds of trust, mortgages, and other matters shown in the public records affecting the Property.

3. TERM. ----

(a) Initial Term. The initial term of this Lease shall be for the period commencing on the Initial Term Commencement Date and expiring, unless sooner terminated as provided in this Lease or extended pursuant to Paragraph 3(b) below, at midnight on the Initial Term Expiration Date.

(b) Option Terms. Lessor grants to Lessee the option to extend the Initial Term of this Lease for two (2) successive periods of sixty (60) months each (each an “Option Term” and together the “Option Terms”). Lessee shall exercise the first Option Term, if at all, by giving Lessor written notice exercising the first Option Term not earlier than January 1, 2008 or later than January 1, 2009. If Lessee has validly exercised the first Option Term, then Lessee shall exercise the second Option Term, if at all, by giving Lessor written notice exercising the second Option Term not earlier than January 1, 2013 or later than January 1, 2014. In no event shall any purported exercise of either of the Option Terms by Lessee be effective if any default by Lessee (after the giving of any required notice and the lapse of any period of cure provided in Paragraph 20(a) below) shall exist under this Lease at the time of giving of such notice or on the date of commencement of the applicable Option Term, and in any such case Lessee’s exercise of the applicable Option Term shall be null and void and the Term of this Lease shall end and expire at the end of the Initial Term without regard to the Option Terms, or if the first Option Term has been validly exercised by Lessee, the Term of this Lease shall end and expire at the end of the first Option Term without regard to the second Option Term. Each of the Option Terms shall be upon all of the provisions and conditions of this Lease, except that the Fixed Minimum Rent for each of the Option Terms shall be as set forth in Paragraph 4(c). below. As used in this Lease, the term “Term” shall mean the Initial Term and, if validly exercised by Lessee pursuant to the provisions of this Paragraph 3(b), each of the Option Terms.

4. RENT.

(a)  Fixed Minimum Rent During Initial Term. Commencing on the Commencement Date and, subject to adjustment as provided in Paragraph 4(b), continuing throughout the Initial Term, Lessee shall pay to Lessor Fixed Minimum Rent in the amount set forth in the Lease Summary. If the Commencement Date should occur on a date other than the first day of a month, or if the Expiration Date should occur on a day other than the last day of a month, then Fixed Minimum Rent for such fractional month shali be prorated on a daily basis based upon a thirty (30) day month. Lessee shall pay the first month’s Fixed Minimum Rent (as set forth in the Lease Summary) to Lessor upon execution of this Lease by Lessee.

(b)  Annual Adjustment of Fixed Minimum Rent. The Fixed Minimum Rent shall be adjusted annually on each anniversary of the Commencement Date during the Term (each, an “Adjustment Date”) in the manner provided in this Paragraph 4(b),. except that the adjustment of Fixed Minimum Rent occurring on any Adjustment Date that is also the date of commencement of an Option Term shall be determined in the manner provided in Paragraph 4(c) below.

(i) Calculation of Adjustment. On the first Adjustment Date (i.e., January 1, 2006) and on each Adjustment Date thereafter the Fixed Minimum Rent shall be increased to an amount determined by multiplying the Fixed Minimum Rent payable under this Lease for the month immediately preceding the applicable Adjustment Date by a fraction the denominator of which is the Index (as defined below) for the month which is thirteen (13) months prior to the month during which the applicable Adjustment Date occurs and the numerator of which is the Index for the month immediately preceding the month during which the applicable Adjustment Date occurs. The Fixed Minimum Rent so determined shall be the Fixed Minimum Rent payable under this Lease for the twelve (12) month period commencing on the applicable Adjustment Date. By way of illustration only, on the first Adjustment Date (i.e., January 1, 2006) the Fixed Minimum Rent payable for December 2005 will be multiplied by a fraction the denominator of which is the Index for December 2004 and the numerator of which is the Index for December 2005; if the Fixed Minimum Rent for December 2005 is $5,438.40, the Index for December 2004 is 206 and the Index for December 2005 is 214, the adjusted Fixed Minimum Rent starting January 1, 2006 would be $5,649.60 (i.e., $5,438.40 x 214/206 = $5,649.60). Notwithstanding the foregoing to the contrary, in no event shall the Fixed Minimum Rent as so adjusted be less than the Fixed Minimum Rent payable for the month immediately preceding the applicable Adjustment Date.

(ii) Index. The Index for computing the adjustment in the Fixed Minimum Rent shall be the Consumer Price Index (All Items) for all Urban Consumers for the San Francisco/Oakland/San Jose area published by the United States Department of Labor, Bureau of Labor Statistics, 1982-84 = 100 (the “Index”). If the Index is changed so that a base period other than 1982-84 shall equal 100, then the Index shall be converted in accordance with the conversion factor published by the United States Bureau of Labor Statistics. If the Index is discontinued or revised, the index designated as the successor or substitute to the Index by the government of the United States shall be substituted. If no successor or substitute index is so designated, Lessor shall designate an index prepared by an appropriate government entity, corporation or other entity which reasonably approximates the Index to be used in the replacement of the Index.

(iii) Notice of Adjustment. Lessor shall compute each adjustment in the Fixed Minimum Rent as soon as practicable following each Adjustment Date and shall deliver to Lessee a written statement showing the adjusted Fixed Minimum Rent and the method used to compute the adjusted Fixed Minimum Rent. Lessee shall continue to pay the same amount of Fixed Minimum Rent as is payable immediately prior to the Adjustment Date until receipt of Lessor’s statement. Within ten (10) days following receipt of such statement, Lessee shall pay to Lessor any difference between the Fixed Minimum Rent paid by Lessee and the adjusted Fixed Minimum Rent for the period from the applicable Adjustment Date to the date of Lessor’s statement, and thereafter shall pay the adjusted Fixed Minimum Rent shown in Lessor’s statement. Any delay in the delivery of any statement showing the adjusted Fixed Minimum Rent shall not affect the obligation or liability of Lessee to pay the adjusted Fixed Minimum Rent as provided in this Paragraph 4(b).

(c) Fixed Minimum Rent During Option Terms. At the commencement of the each of the Option Terms, the Fixed Minimum Rent shall be increased to an amount equal to the greater of (i) the amount determined pursuant to Paragraph 4(b), or (c)*** the Fair Market Rent (as defined below) for the Premises, which greater amount shall be the Fixed Minimum Rent payable under this Lease for the first twelve (12) month period of the applicable Option Term. Thereafter, the Fixed Minimum Rent so determined shall be adjusted annually on each Adjustment Date during each of the Option Terms in the manner provided in Paragraph 4(b) above. As used in this Paragraph 4(c), the term “Fair Market Rent” shall mean the monthly amount, projected for the date of commencement of the applicable Option Term, that a willing tenant would pay, and a willing landlord would accept (what Lessor is accepting in then current transactions for the Building shall be considered), for space comparable to the Premises in a comparable quality commercial or office building located in the vicinity of the Building, taking into account the age, quality and layout of the existing improvements in the Premises, for a term of sixty (60) months and otherwise on the terms set forth in this Lease. In no event shall the Fair Market Rent be less than the monthly Fixed Minimum Rent for the Premises payable for the month immediately preceding the date of commencement of the Option Term.

Lessor and Lessee shall have sixty (60) days following the date of receipt by Lessor of Lessee’s notice of exercise of the applicable Option Term to agree upon the Fixed Minimum Rent payable for the first twelve (12) month period of the applicable Option Term. If Lessor and Lessee are unable to agree upon the Fixed Minimum Rent during such sixty (60) day period, then either Lessor or Lessee may elect to obtain a determination of the Fair Market Rent by appraisal in the manner provided below in this Paragraph 4(c) by written notice given to the other party within thirty (30) days following expiration of the aforesaid sixty (60) day period.

If either Lessor or Lessee elects to obtain a determination of the Fair Market Rent by the requisite notice, then, Lessor and Lessee each shall, within fifteen (15) days following receipt of such notice of election, appoint a real estate appraiser who shall be a member of the American Institute of Real Estate Appraisers (“AIREA”) and shall have at least five (5) years experience in appraising the rent for commercial and office properties in the Monterey, California area and who shall not be directly affiliated with Lessor or Lessee, and such appraisers shall each determine the Fair Market Rent based upon prevailing comparable rentals in the Monterey, California area.. Such appraisers shall, within forty-five (45) days after their appointment, complete their appraisals and submit their written appraisal reports to Lessor and Lessee. If the appraisers were unable to agree upon the amount of the Fair Market Rent and if the higher appraised Fair Market Rent is not more than one hundred five percent (105%) of the lower appraised Fair Market Rent, then the two (2) appraised Fair Market Rent amounts shall be added together and divided by two (2), and the result shall be used in determining the Fixed Minimum Rent for the first twelve (12) months of the applicable Option Term pursuant to this Paragraph 4(c).

If the higher appraised Fair Market Rent is more than one hundred five percent (105%) of the lower appraised Fair Market Rent, then the appraisers, within fifteen (15) days after submission of the last appraisal report, shall appoint a third appraiser who shall be a member of the AIREA meeting the qualifications set forth in this Paragraph 4(c). Such third appraiser shall, within forty-five (45) days after his or her appointment, determine by appraisal the Fair Market Rent and submit his or her written appraisal report to Lessor and Lessee. If a third appraiser is appointed to determine the Fair Market Rent, then the Fair Market Rent determined by the third appraiser shall be controlling, unless (i) the Fair Market Rent determined by the third appraiser is less than that the lower appraised Fair Market Rent set forth in the appraisal reports previously obtained, in which case the lower appraised Fair Market Rent set forth in the appraisal reports previously obtained shall be controlling, or (ii) the Fair Market Rent determined by the third appraiser is greater than the higher appraised Fair Market Rent set forth in the appraisal reports previously obtained, in which case the higher appraised Fair Market Rent set forth in the appraisal reports previously obtained shall be controlling.

If either Lessor or Lessee fails to appoint an appraiser, or if an appraiser appointed by either of them fails, after his or her appointment, to submit his or her appraisal report within the period required in this Paragraph 4(c), the appraisal report submitted by the appraiser properly appointed and timely submitting his or her appraisal report shall be controlling. If the two appraisers appointed by Lessor and Lessee are unable to agree upon the appointment of a third appraiser within the required period in accordance with this Paragraph 4(c), then within fifteen (15) days thereafter either Lessor or Lessee may make application to the office of the AIREA in or nearest to Monterey, California, which shall appoint a member of said institute meeting the qualifications set forth in this Paragraph 4(c) willing to serve as an appraiser. Each party shall pay the fees and costs of the appraiser appointed by such party and the parties shall each pay fifty percent (50%) of the fees and costs of the third appraiser.

Upon the determination of the Fixed Minimum Rent for the first twelve (12) month period of the applicable Option Term, Lessor shall prepare and Lessor and Lessee shall execute and deliver an amendment to this Lease extending the term of this Lease for the applicable Option Term and setting forth the Fixed Minimum Rent payable during the first twelve (12) months of the applicable Option Term.

(d) Additional Rent. Beginning on the Commencement Date and thereafter throughout the Term, Lessee shall pay to Lessor as additional rent (“Additional Rent”) equal monthly installments on account of (i) all of “Lessor’s Insurance Premiums” (as defined in Paragraph 7[b]) for insurance on the Premises and the 591-599 Lighthouse Avenue property, (ii) Lessee’s Proportionate Share of the “Lessor’s Insurance Premises” for the 584 Hawthorne Street property, (iii) all of the “Real Property Taxes” (as defined in Paragraph 8[a]) assessed against the Premises and the 591-599 Lighthouse Avenue property, and (iv) Lessee’s Proportionate Share of the “Real Property Taxes” assessed against the 584 Hawthorne Street property, together with an administrative fee equal to ten percent (10%) of the total of such items. The amount of the Additional Rent shall be reasonably estimated by Lessor annually in a written statement given to Lessee by Lessor, and may be revised by Lessor from time to time by written notice given to Lessee. Additional Rent shall be payable monthly in advance at the time and at the place where Fixed Minimum Rent is payable. Lessee shall pay the first month’s estimated Additional Rent (in the amount set forth in the Lease Summary) to Lessor upon execution of this Lease by Lessee. Notwithstanding the foregoing to the contrary, any amount paid by Lessor (i) to cover the deductibles on the insurance to be maintained by Lessor pursuant to Paragraph 7(b), and (ii) because the insurance to be maintained by Lessor pursuant to Paragraph 7(b) does not cover one hundred percent (100%) of the loss, shall, for the purposes of this Paragraph 4(d), be amortized, together with interest at the Interest Rate (as defined in Paragraph 4[g] below), over the useful life of the items paid for from such amounts, and only that portion of such amortization that is allocable to each year of the Term of this Lease shall be included in Additional Rent for that year.

Within ninety (90) days after the end of each calendar year during the Term, or as soon thereafter as practicable, Lessor shall provide Lessee with a written reconciliation of the amount of Additional Rent paid by Lessee and the Additional Rent actually incurred by Lessor during the preceding calendar year. Within ten (10) days after receipt of such statement, Lessee shall pay to Lessor any deficiency in the amount of Additional Rent paid by Lessee as shown in such statement. If such statement shows that Lessee paid more in Additional Rent than the Additional Rent actually incurred by Lessor, then Lessor shall apply the surplus payment to the next installment of Additional Rent payable by Lessee.

(e) Additional Charges. Lessee shall pay all charges, fees and expenses and other amounts as provided in or due under the provisions of this Lease (“Additional Charges”). Lessor shall have the same remedies for Lessee’s failure to pay any item of Additional Rent or Additional Charges when due as for failure to pay any installment of Fixed Minimum Rent when due. As used in this Lease, the term “Rent” shall mean all Fixed Minimum Rent, Additional Rent, Additional Charges and all other amounts, payable to Lessor by Lessee under the provisions of this Lease.

(f) Late Payment Charge. Lessee acknowledges that late payment by Lessee of any Rent under this Lease will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any ground lease, mortgage or deed of trust covering the Property. Accordingly, if any Rent is not received by Lessor within five days after the due date, Lessee shall pay to Lessor as a late charge an additional sum equal to five percent (5%) of the amount overdue. Lessor and Lessee agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of a late charge by Lessor shall in no event constitute a waiver of the failure of Lessee to pay the overdue amount.

(g) Interest on Past-Due Rent. Any Rent which is not received by Lessor when due shall bear interest at the rate of twelve percent (12%) per annum, but not exceeding the maximum rate permitted by law (the “Interest Rate”), from the date due until payment in full is received by Lessor.

(h) Manner of Payment. All payments of Rent shall be made without prior notice or demand and without abatement, offset, deduction or counterclaim, to Burkett Land Company at the address of Lessor set forth in the Lease Summary, or at such other place as Lessor shall designate in writing from time to time, in lawful money of the United States of America. All payments of Fixed Minimum Rent and Additional Rent are payable in advance and are due on the first day of each month. If Lessee has not paid two (2) or more installments of Fixed Minimum Rent or Additional Rent when due during any twelve (12) month period of the Term, Lessor may, in its sole and absolute discretion, require Lessee to prepay Rent quarterly in advance by cashier’s or certified check.

(i) Net Lease. This Lease shall be an absolute net Lease and Fixed Minimum Rent shall be paid to Lessor absolutely net of all costs and expenses of the Premises, Building and Property. The provisions for payment of Additional Rent are intended to pass onto Lessee and reimburse Lessor for all costs and expenses incurred in connection with the ownership, maintenance and operation of the Premises, Building and Property by Lessor and such additional facility as may be determined by Lessor to be necessary to the Premises, Building and/or the Property.

5. SECURITY DEPOSIT. Lessee shall pay to Lessor the amount set out in the Lease Summary as the amount of the Security Deposit as security for the timely, full and faithful performance by Lessee of each and every term, provision, covenant and condition of this Lease (the “Security Deposit”). Lessee shall pay the Security Deposit to Lessor in cash upon execution of this Lease by Lessee. In the event Lessee fails to timely and fully perform any of the terms, provisions, covenants or conditions of this Lease, including but not limited to the payment of Rent, Lessor may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent not so paid; for the repair of damage to the Premises, the Building or the Common Area for which Lessee is responsible; for the performance of the obligations of Lessee; for the cleaning and repair of the Premises upon the expiration or termination of the Term; or for any other purpose required or necessitated in Lessor’s discretion by reason of Lessee’s failure to timely and fully perform the obligations of Lessee under this Lease, but such Security Deposit shall in no event be construed as liquidated damages. Should Lessee faithfully and fully perform and comply with all the terms, provisions, covenants and conditions of this Lease, the Security Deposit or any balance thereof, shall be returned to Lessee or, at the option of Lessor, to the last assignee of Lessee’s interest in this Lease within thirty (30) days following the expiration of the Term. Lessor shall not be required to segregate the Security Deposit from Lessor’s general accounts and Lessee shall not be entitled to any interest on the Security Deposit.

In the event that the Security Deposit, or any portion thereof, is appropriated and applied by Lessor for the payment of overdue Rent or otherwise used or applied by Lessor as provided in this Paragraph 5, Lessee shall, within five (5) days after written demand by Lessor, remit to Lessor a sufficient cash amount to restore the Security Deposit to its full original amount.

In the event that Lessor conveys or transfers the Property, and as a part of such conveyance or transfer, Lessor assigns its interest in this Lease, the Security Deposit (or so much of the Security Deposit that has not been applied as provided in this Paragraph 5) shall be transferred to Lessor’s grantee, transferee, assignee, or successor, and upon such transfer Lessor shall be released and discharged from any further liability to Lessee with respect to the Security Deposit.

6. USE OF THE PREMISES.

(a) Permitted Use. Lessee shall use the Premises solely for the purpose set out in the Lease Summary. Lessee shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Lessor, which consent Lessor may grant or withhold in Lessor’s reasonable discretion.

Lessee shall obtain and keep in force and effect during the Term all permits, licenses and approvals required for the lawful operation of Lessee’s business in the Premises. Upon written request by Lessor, Lessee shall provide Lessor with copies of all such required permits, licenses and approvals.

(b) Impermissible Uses.

(i) No Nuisance. Lessee shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance or to interfere with the safety, comfort or enjoyment of the Property by Lessor, other lessees of the Property or other persons lawfully entitled to the use or enjoyment of the Property or any portion of the Property, or the safety, comfort or enjoyment of lessees, occupants, or owners of property adjoining the Property. Lessee shall confine to the Premises music and other sounds and/or visual effects (e.g., unusually bright or flashing lights, spot lights or similar devices) generated in, on or about the Premises so as not to permit such sounds and/or visual effects to be seen or heard outside of the Premises. Lessee shall not commit or allow the commission of any waste upon the Premises or the Property.

(ii) Insurance Requirements. Lessee shall not do or permit anything to be done in or about the Premises or bring or keep anything therein, which will in any way increase the rate of fire or other insurance upon the Premises, the Building or the Property. Lessee shall, at its sole cost and expense, comply with any and all requirements pertaining to the Premises or the operations of Lessee on the Property of any insurance company or rating bureau necessary or appropriate for the maintenance of Lessor’s insurance covering the Building and the Property and its appurtenances.

(iii) No Auction, Fire or Bankruptcy Sales. No auction, fire, bankruptcy or "going out of business" sale may be conducted on or about the Premises. Lessee shall not use or permit the use of any portion of the Premises as sleeping apartments, lodging rooms or for any unlawful or immoral use or purpose.

(iv) Disposal of Rubbish. Lessee shall keep the Premises, walkways adjacent to the Premises, any loading platform and service areas allocated for the use of Lessee, and the Property clean and free from rubbish and dirt at all times, and shall store all trash and garbage within the Premises and arrange for the regular pick-up and proper disposal of such trash and garbage at Lessee’s expense. Lessee shall not burn any trash or garbage of any kind in or about the Property.

(c) Hazardous Materials. Lessee shall not store or use in, on or about the Premises any hazardous, toxic, flammable, carcinogenic, reactive or dangerous material, substance or waste (collectively, “Hazardous Materials”), except in compliance with all manufacturer and supplier guidelines and all governmental requirements including, but not limited to, the obtaining of any required permits or approvals and/or the posting of any required notices or warnings. Lessee shall maintain all required governmental permits and approvals for the transportation, generation, storage or use of Hazardous Materials in or about the Premises. Lessee shall, upon demand, provide Lessor with current a list of all such substances stored or kept upon the Premises including the name and quantity of each such substance. Lessee shall not cause or permit the disposal or release of any Hazardous Materials in, on or about the Premises, the Building or the Property. Lessee shall not place any Hazardous Materials in the plumbing or drains of the Premises, Building or the Property.

(d). • Plumbing. The plumbing facilities, fixtures and apparatus located on the Premises or the Property shall not be used for any purpose other than that for which they are constructed, and no foreign, bulky or non-rapidly degradable substance of any kind (including, but not limited to, grease, hair, caustic or reactive materials and unaerated foods) shall be put into the drains, and the expense of any breakage, stoppage or damage resulting from a violation of this provision, whether on or off the Premises, by Lessee or Lessee’s employees, agents, invitees, licensees or contractors shall be borne by Lessee. Without limiting the foregoing, Lessee shall, at its own expense, if reasonably required by Lessor, install devices in the plumbing to prevent damage thereto from foreign substances.

(e)  Defacement of Surfaces. Lessee, its employees or agents, shall not mark, hail, paint, drill into, or in any way deface any part of the Premises or the Building, except to affix standard pictures or other wall hangings on the interior walls of the Premises so long as they are not visible from the exterior of the Building. Lessee shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner, except as approved by Lessor in writing. The. expense of repairing any damage resulting from a violation of this provision or removal of any floor covering shall be borne by Lessee.

(f)  No Representation by Lessor. Lessee acknowledges and agrees that Lessor has made no representation or warranty (and no such representation or warranty shall be implied from anything contained in this Lease) concerning the nature, quality or suitability of the Premises, the Building or the Property for the conduct of Lessee’s business.

7. INSURANCE.

(a) Lessee’s Insurance. Lessee shall, at all times during the Term, maintain in full force and effect at Lessee’s sole cost and expense: (i) Workers’ Compensation insurance with limits of liability and coverage as required by California law; (ii) Employer’s Liability insurance with a limit of liability of not less than Two Million Dollars ($2,000,000.00) per occurrence; (iii) Commercial Public Liability insurance, including property damage coverage, covering the Premises and the operations of Lessee, with a combined single limit of liability of not less than Two Million Dollars ($2,000,000.00) per occurrence; (iv) Automobile Liability Insurance, including non-owned automobile liability coverage, with a limit of liability of not less than Two Million Dollars ($2,000,000.00); (v) plate glass insurance coverage on all exterior plate glass in the Premises; and (vi) so called “All-Risk” hazard insurance (including vandalism, malicious mischief and sprinkler leakage coverage) covering all of Lessee’s leasehold improvements, furniture, fixtures, equipment and personal property located in, on or about the Premises, the Building or the Property in an amount equal to the full amount of the replacement cost of such leasehold improvements, furniture, fixtures, equipment and personal property.

All such insurance shall be written by one or more insurance companies rated A+/X or better in “Best’s Insurance Guide,” or such other rating as may be required by any lender holding a lien on the Property, and licensed to do business and to issue insurance in California. Lessee’s Commercial Public Liability insurance shall name Lessor, and such other persons, firms, or corporations as may be designated from time to time by Lessor, as additional insureds, shall be written as primary insurance and not contributing with any insurance that Lessor may carry and shall include a contractual liability endorsement covering the indemnity obligations of Lessee set forth in this Lease. The insurance required by this Paragraph 7(a) may be covered by general or blanket policies covering all of Lessee’s locations, provided that the coverage afforded the Premises or Lessor is not diminished thereby. All insurance to be maintained by Lessee shall be endorsed to require the insurance company issuing each policy of insurance to give Lessor at least thirty(30) days’ prior written notice of any change, cancellation or lapse of coverage or the effective date of any reduction in the amount of coverage under such policy. Any deductibles on the insurance to be maintained by Lessee pursuant to this Paragraph 7(a) shall be subject to the approval of Lessor.

The limits of liability on any of the insurance policies required to be maintained by Lessee are not intended to, and shall not, limit Lessee’s liability under this Lease. If, in the opinion of Lessor’s insurance advisor, the amount of any such coverage is deemed inadequate at any time during the Term, Lessee agrees to increase said coverage to such amounts as Lessor’s insurance advisor shall deem appropriate.

Upon the Commencement Date and thereafter not less than thirty (30) days prior to the expiration of any policy of such insurance, Lessee shall provide Lessor, and all persons designated by Lessor, with certificates of insurance or copies of insurance policies (as requested by Lessor) evidencing the effectiveness of the insurance required to be maintained by Lessee, together with evidence that the premiums for such insurance have been paid in advance for a period of not less than twelve (12) months. Lessee shall not borrow against any of such prepaid insurance premiums.

If Lessee fails to maintain any such insurance or to provide evidence of the effectiveness of such insurance as required in this Paragraph 7(a), Lessor shall have the right, but not the obligation, to obtain any such insurance and to pay the premiums therefor, and in such event the entire amount of such premiums paid by Lessor, together with an administrative fee of ten percent(10%) and interest on such premiums and administrative fee at the Interest Rate, shall be immediately due and payable by Lessee to Lessor as Additional Charges.

Any proceeds from Lessee’s “All-Risk” hazard insurance shall be used by Lessee solely for the repair or replacement of the leasehold improvements, furniture, fixtures, equipment, and personal property so insured so long as this Lease is in effect. It is understood that Lessor shall have no interest in the proceeds of the “All-Risk” hazard insurance upon Lessee’s leasehold improvements, furniture, fixtures, equipment, and personal property, provided that such proceeds are applied in accordance with the requirements of this Paragraph 7(a).

(b) Lessor’s Insurance. Lessor shall, at all times during the Term, maintain in effect a policy or policies of insurance covering the Building providing protection against any peril included within the classification “fire and extended coverage”, together with insurance against sprinkler damage, vandalism, and malicious mischief, in an amount equal to not less than ninety percent (90%) of the full replacement cost of the Building and public liability insurance coverage for the Property, both with such deductibles as Lessor shall determine. Lessor may, but shall not be required to, obtain and maintain such other insurance (including, but not limited to, earthquake insurance and rental loss insurance) covering the Building and the Property as Lessor may deem necessary or appropriate, or as may be required by any lender holding a lien on the Property. The premiums for all such insurance maintained by Lessor, together with the amount of any deductibles on such insurance paid by Lessor and any amount paid by .Lessor because such insurance does not cover one hundred percent (100%) of the loss are defined and referred to in this Lease as “Lessor’s Insurance Premiums” and Lessee shall pay the same as Additional Rent as provided in Paragraph 4(d).

Lessor may, but shall not be required to, obtain and maintain such other insurance (including, but not limited to, earthquake insurance and flood insurance) covering the Premises, the Building and/or the Property as Lessor may desire, and shall maintain such other insurance as any mortgagee of Lessor may require. The premiums for such other insurance shall be added to and shall become a part of “Lessor’s Insurance Premiums” and Lessee shall pay the same as Additional Rent as provided in Paragraph 4(d).

If Lessee’s activities in or about the Premises result in any increase in the Lessor’s Insurance Premiums, such increased premium shall be immediately payable by Lessee to Lessor, together with interest at the Interest Rate, upon demand as Additional Charges.

(c) Waiver of Subrogation. With respect to all insurance required to be maintained by Lessor and Lessee pursuant to this Paragraph 7, and with respect to all insurance which either party may obtain with respect to the Premises, the Building or the Property independent of its obligations under this Paragraph 7, Lessor and Lessee each hereby waives any right of recovery against the other for any loss to person or property to the extent such loss is covered by insurance proceeds received. Lessor and Lessee shall each obtain for the benefit of the other party a waiver of any right of subrogation that the insurer of such party may acquire against the other party by virtue of the payment of any loss covered by such insurance.

8. TAXES.

(a) Real Property Taxes. As used in this Lease, the term “Real Property Taxes” is defined as: (i) all real estate taxes and assessments, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levies, taxes, assessments or charges (other than inheritance, personal income or estate taxes) imposed, levied or assessed upon the Premises, the Building, the Property and/or any improvements thereon, and/or upon any legal or equitable interest of Lessor or Lessee in or to the Premises, the Building and/or the Property, and/or the right of Lessor to rent or other income from the Premises, the Building and/or the Property, and/or the business of Lessor of owning and/or leasing the Premises, Building and/or the Property, by any authority having the direct or indirect power to tax, including, but not limited to, any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement or betterment district; (ii) any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring, or changes in applicable law taking effect, prior to or during the Term, including, but not limited to, a change in the ownership of the Premises, the Building and/or the Property or the improvements thereon, the execution of this Lease, or modification or amendment of, or the transfer of any interest in, this Lease, whether or not contemplated by the parties; (iii) any tax, fee, levy, assessment or charge which may be levied in substitution or in lieu (whether in whole or in part) of any other item which is included in the definition of Real Property Taxes; and (iv) any tax, fee, levy, assessment or charge relating to environmental protection, hazardous materials, substances or wastes, groundwater or air quality protection, traffic congestion or control, the use or parking of motor vehicles or any other matter relating to the environment.

With respect to any future assessments which may be levied against or upon the Premises, the Building or the Property and which may be paid pursuant to applicable law in a lump sum or in installments, only the amount of such installments (with appropriate proration for any partial year) and statutory interest shall be included with the computation of Real Property Taxes for the purposes of Paragraph 4(d).

Lessee shall pay as Additional Rent Lessee’s Proportionate Share of all Real Property Taxes that are imposed or become payable during the Term as provided in Paragraph 4(d).

(b) Personal Property Taxes. In addition to all other amounts which Lessee is required to pay under this Lease, Lessee shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed, imposed or payable during the Term upon (i) the leasehold improvements located in, on or about the Premises; (ii) any furniture, fixtures, equipment, inventory and other items of personal property, from time to time located in, on or about the Premises; and (iii) the operations of Lessee in the Premises or in, on or about the Building and/or the Property. Lessee and Lessor shall cooperate in attempting to have the taxing authorities assess and bill personal property taxes separately from the Real Property Taxes. Within ten (10) days after payment of such personal property taxes, Lessee shall delivery to Lessor copies of the tax bills and evidence of Lessee’s payment of the same. If any such personal property taxes are billed with the Real Property Taxes, Lessee shall pay the same to Lessor within twenty (20) days after receipt of written notice from Lessor, which notice shall be accompanied by the tax bill and other documentation showing that such personal property taxes have been included in the billing of Real Property Taxes.

(c) Real Property Taxes Prorated. The Real Property Taxes to be paid by Lessee pursuant to Paragraph 4(e) shall be prorated at the beginning and end of the Term so that Lessee shall pay only that portion of such taxes as the number of days within the tax year at the beginning, and the tax year at the end, of the Term which are within the Term each bears to the total number of days within such tax year.

9. COMMON AREA.

(a) Lessee’s Rights. Lessor hereby grants to Lessee, for the benefit of Lessee and the employees, customers and invitees of Lessee, during the Term, (i) the nonexclusive right to use the Common Area, as it exists from time to time, in common with Lessor and the other tenants of the Building and the Property and their respective employees, customers and invitees for the ingress and egress of automobiles and pedestrians, (ii) exclusive right to use the twelve (12) parking spaced located in the Common Area and denominated on Exhibit B-1 as numbers 1, 2, 3, 4, 5, 6, 13, 14, 15, 24, 25 and 26, and (iii) the non-exclusive right to use sixty percent (60%) of the total number of legal and complying parking spaces located in the Common Area remaining after deduction of the twelve (12) parking spaces allocated for Lessee’s exclusive use and the four (4) parking spaced allocated for the use of the tenant of 585 Lighthouse Avenue, such rights being subject to any rights, powers and privileges reserved to Lessor under the terms of this Lease or under the terms of any rules and regulations or restrictions governing the use of the Common Area as promulgated and amended by Lessor from time to time. Lessee and its employees, customers and invitees shall have the right to use the Common Area only during the normal business hours on the days that Lessee conducts its business in the Premises.

The Common Area shall be used only for the ingress and egress of pedestrians and automobiles to and from the Property and the public streets adjoining the Property and for the parking of motor vehicles. Under no circumstances shall the right herein granted to use the Common Area be deemed to include the right to store any property, temporarily or permanently, in the Common Area. In the event that any unauthorized storage shall occur, then Lessor shall have the right, without notice, in addition to such other rights and remedies that Lessor may have, to remove the property and charge the cost of such removal to Lessee, which cost shall be immediately payable by Lessee to Lessor, together with interest at the Interest Rate, upon demand as an Additional Charge. If Lessor or any other permitted user of the Common Area believes that Lessee is not conforming to the limitations on Lessee’s use of the parking spaces located in the Common Area set forth in this Paragraph 9(a), then Lessor may retain parking control personnel and restrict Lessee’s use of the parking spaces located in the Common Area as provided in this Paragraph 9(a), and the cost of such parking control personnel shall be allocated among the permitted users of the Common Area as Lessor deems appropriate, and Lessee shall pay Lessee’s share of such cost as Additional Charges upon demand.

(b) Maintenance. Lessee shall maintain or cause to be maintained the Common Area in a neat, clean and safe condition during the Term of this Lease as if the Common Area comprised a part of the Premises and all of the provisions of this Lease shall apply to the Common Area including, but not limited to, Paragraphs 7(a) (insurance), 12(b) (compliance with governmental requirements), 13(b) (utilities), 19(a) (hold harmless), and 19(b) assumption of risk). The such maintenance and operation shall include, but shall not be limited to, the cost of sweeping the Common Area; repairing and replacing the paving covering the paved areas of the Common Area; striping the automobile parking stalls; maintenance and replacement of landscaping; utilities supplied to the Common Area; and compliance with all governmental requirements relating to the Common Area. Lessee shall have the right to collect from the lessee’ of the 585 Lighthouse Avenue premises such lessee’s proportionate share of the cost of maintaining the Common Area, which lessee’s proportionate share is 32.13% as provided in the lease of such lessee. .Lesser shall not be liable to Lessee for the refusal or failure of the Lessee of the 585 Lighthouse Avenue premises to pay such lessee’s proportionate share Lessee shall maintain on the Premise complete books and records of the costs incurred by Lessee in the maintenance and operation of the Common Area. Such books and records shall be available to Lessor for review and copying at the Premises upon not less than twenty-four (24) hours’ prior written notice.

Notwithstanding any provision of this Paragraph 9 to the contrary, Lessor shall have the right to assume the maintenance and operation of the Common Area at any time upon not less than thirty (30) days’ prior written notice to Lessee. (c) Deliveries. Lessee agrees that all removal of garbage and refuse shall be made only by way of Lessee’s rear service door. Lessee may receive and deliver goods and merchandise through the front door of the Premises.

(d) Lessor’s Reserved Rights. Lessor expressly reserves the right to (i) make such changes to the Common Area as Lessor deems appropriate or desirable including, but not limited to, changing the direction of driveways and accessways; changing the configuration, size, orientation or location of vehicle parking stalls; limiting ingress or egress through curb cuts; or requiring one-way traffic flow, (ii) to construct a building on that portion of the Common Area designated on Exhibit B-1 as “Future Building” and to use reasonable, limited portions of the Common Area for the staging of construction trailer, materials and equipment in connection with such construction, provided, however, that such construction related use of the Common Area by Lessor shall be conducted in a manner which will not substantially interfere with Lessee’s right to use the Common Area as set forth in Paragraph 9(a); and (iii) to close the Common Area from time to time to prevent the creation of any public right or easement to any portion of the Common Area. Lessee’s right to use the Common Area as set out in Paragraph 9(a) is expressly subject and subordinate to the rights of Lessor set out in this Paragraph 9(d).

10. CONDITION OF THE PREMISES AND PROPERTY.

Prior to the Commencement Date, Lessee has occupied the Premises as the “Sublessee” under a Sublease between Lessee and Wells Fargo Bank, N.A. Lessee acknowledges that Lessor has not agreed to make any improvements to the Premises, the Building, the Property or the improvements located thereon. By execution of this Lease, Lessee accepts the Premises, the Building, the Property and the improvements located thereon in their existing “AS-IS” condition and acknowledges and agrees that the Premises, the Building, the Property and the improvements located thereon are in the condition required by the provisions of this Lease.

Lessor expressly disclaims all warranties, express or implied, as to the fitness, condition or suitability of the Premises, the Building, the Property or any improvements located thereon. Lessee hereby waives and releases Lessor from any deficiencies in the Premises, the Building, the Property and the improvements located thereon.

11. REPAIRS. MAINTENANCE AND REPLACEMENTS.

(a) By Lessee. Lessee shall, at all times, at Lessee’s expense, keep and maintain the Building, and every part thereof, in good order, condition and repair, and shall maintain, repair and replace as necessary all portions of the Building including, without limitation, (i) the foundations, structural elements of the Building; (ii) the roof membrane and roof drains, gutters and downspouts of the Building; (iii) the main water, sewer and electrical utility lines and facilities serving the Building; and (iv) the interior and exterior walls of the Building. The obligations of Lessee under this Paragraph 11(a) shall include, but shall not be limited to: (A) exterior entrances; (B) all glass and plate glass and window frames and moldings; (C) all permitted signs; (D) partitions, doors, door jams, door closures and door hardware; (E) all fixtures, equipment and appurtenances (including all electrical, lighting, heating, and plumbing fixtures, equipment lines and systems); (F) all mechanical systems (including any heating, ventilating and/or air conditioning system serving the Building, including leaks around ducts, pipes, vents or other parts of the heating, ventilating, air conditioning or plumbing systems which protrude through the roof); (G) all ceilings; (H) all interior walls and interior surfaces of exterior walls; (I) the exterior surface of the exterior walls of the Building (Lessee shall keep the exterior walls of the Building in a neat and clean condition, free of graffiti; Lessee shall paint the exterior walls in a color or colors selected by Lessor not less frequently than once every five [5] years); and (J) compliance with all current and future governmental requirements relating to the Building or the use and occupancy of the Building. Lessee shall maintain in force during the Term, at Lessee’s expense, a service and preventative maintenance contract with an authorized heating, ventilating and air conditioning service company providing for quarterly inspection and maintenance of all heating, ventilating and. air conditioning equipment serving the Building. Lessee shall provide Lessor with a copy of such contract.

Lessee shall perform such maintenance, repairs and replacements in a prompt and timely manner so as to preserve the Building and its contents and occupants from damage and injury. In the case of emergency threatening property or life Lessee shall make such maintenance, repairs or replacements as soon as practicable. If the nature of the required non-emergency maintenance, repairs or replacements reasonably requires more than ten (10) days to complete, then Lessee shall not be in default of its obligation under this Paragraph 11 (a) if Lessee commences the required maintenance, repairs or replacements within such ten (10) day period and thereafter pursues and completes such maintenance, repairs or replacements with diligence..

Lessee hereby waives all right to make repairs at the expense of Lessor as provided in California Civil Code Sections 1941 and 1942, or by any similar ordinance, statute or regulation now or hereafter in effect.

Lessee shall have the right to collect from the lessee of the 585 Lighthouse Avenue premises such lessee’s proportionate share of the cost of maintaining the Building, which lessee’s proportionate share is 32.13% as provided in the lease of such lessee. Lessor shall not be liable to Lessee for the refusal or failure of the Lessee of the 585 Lighthouse Avenue premises to pay such lessee’s proportionate share. Lessee shall maintain on the Premise complete books and records of the maintenance, repairs and replacements performed by Lessee puliuMf’to this” P¥ragrapKTi7a)/‘Such books and records shall be available to Lessor for review and copying at the Premises upon not less than twenty-four (24) hours’ prior written notice.

(b) No Lessor Obligation. Lessee agrees that Lessor has no obligation or responsibility under this Lease to perform any maintenance, repairs or replacements with respect to the Building and that Lessee shall have sole responsibility for the performance of all maintenance, repairs and replacements with respect to the Building.

Lessor shall not be liable for damages or loss, of any kind or nature by reason of Lessee’s failure to comply with and perform he duties and obligations imposed under Paragraph 11 (a). Lessee hereby indemnifies and agrees to protect, defend and hold Lessor harmless from and against any and all claims, damages, losses, liabilities, actions, causes of action, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and court costs) that may be incurred by Lessor as the result of, or as the alleged result of, the failure of Lessee to comply with and perform the duties and obligations imposed under Paragraph 11(a).

12. ALTERATIONS AND COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS.

(a) Alterations by Lessee. Lessee shall not have the right to make any alterations, additions or improvements (collectively, “Alterations”) in or about the Premises without first obtaining Lessor’s written consent, which consent shall not be unreasonably withheld. As a condition to granting such consent, Lessor may require Lessee to provide Lessor, at Lessee’s sole cost and expense, with a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations to insure Lessor against any liability for mechanic’s and materialmen’s liens and to insure completion of the Alterations.

Any Alterations that Lessee shall desire to make shall be presented to Lessor in written form, with proposed detailed plans, specifications and working drawings and the names and resumes of the proposed contractor or contractors. If Lessor shall give its consent, such consent shall be deemed conditioned upon Lessee acquiring all required permits and approvals from all appropriate governmental authorities, the furnishing of copies of such permits and approvals to Lessor prior to the commencement of the work and the compliance by Lessee with all conditions of said permits and approvals in a timely manner. All alterations, improvements, or additions shall be made in conformance with all legal requirements including, but not limited to, all building and fire and life safety codes and the Americans With Disabilities Act, and shall be performed by licensed contractors approved by Lessor.

Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for the benefit of Lessee at or for use in the Premises, and shall keep the Premises and the Property free of any and all mechanic’s or materialmen’s liens related to any such claims. Lessee shall give Lessor not less than ten (10) days’ written notice prior to the commencement of any work in or about the Premises, and Lessor shall have the right to post and maintain notices of non-responsibility in or on the Premises or the Property as provided by law. If any mechanic’s or materialmen’s lien is filed against the Premises or the Property during the Term as the result of any claim for labor or materials furnished or alleged to have been furnished to or for Lessee or the Premises, then Lessee shall immediately remove the same by statutory bond or payment. If Lessee shall fail to remove any such mechanic’s or materialmen’s lien within ten (10) days after the filing of the same, Lessor may, at the cost and expense of Lessee, bond or pay such lien, and the costs incurred by Lessor in bonding or paying any such lien shall be immediately payable by Lessee to Lessor, together with an administrative fee of ten percent (10%) of such costs and interest at the Interest Rate, upon demand as Additional Charges.

If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against Lessor or the Premises or the Property. Lessee hereby indemnifies and agrees to protect, defend and hold Lessor harmless from and against any and all claims, demands and liens which may be assessed or filed against the Premises or the Property for labor or materials furnished or alleged to have been furnished to or for the benefit of Lessee at or for use in the Premises or on the Property.

If Lessee makes any Alterations without the prior written approval of Lessor, Lessor may, at any time during the Term, require that Lessee remove any or all of such Alterations at Lessee’s sole expense. All Alterations made by Lessee (excepting only the furniture, trade fixtures and equipment of Lessee which are not so attached to the Premises that the removal thereof will damage the Premises) which may be made on the Premises, shall be the property of Lessor and shall remain upon and be surrendered with the Premises at the expiration or sooner termination of the Term; provided, however, that Lessor shall have the right to require Lessee to remove, at Lessee’s sole cost and expense, any or all Alterations by written notice given to Lessee not later than thirty (30) days prior to the expiration of the Term or within thirty (30) days after the earlier termination of the Term.

(b) Compliance With Governmental Requirements by Lessee. Lessee shall, at the sole cost and expense of Lessee, promptly and properly observe and comply with all present and future orders, regulations, directives, rules, requirements, laws, statutes or ordinances (including, but not limited to, the Americans with Disabilities Act) and requirements of all governmental authorities (including, but not limited to, federal, regional, state, county and municipal governments and their departments, bureaus, boards and officials), and the Board of Fire Underwriters, and any other board or organization exercising similar functions, arising from or related to the use or occupancy of the Building, or which apply to the Building or to any improvements thereon. Subject to the approval of Lessor, Lessee shall have the right to contest or review, by administrative or legal action, at Lessee’s sole cost and expense, any such order, regulation, directive, rule, requirement, law, statute, or ordinance and to have the same canceled, removed, revoked or modified, provided that such contest shall not subject Lessor or the Property to any possible civil or criminal liability as a result of such contest, that the title of Lessor in and to the Premises, the Building and the Property is not subjected to lien or possible forfeiture as a result of any such contest, and that any insurance on the Premises, the Building or Property is not adversely effected by such contest. Lessor may require Lessee to post a bond or other security with Lessor to assure payment and performance on the part of Lessee in the event the contest is determined adversely to the position of Lessee. Lessee hereby indemnifies and agrees to protect, defend arid hold Lessor, the Premises, Building and Property harmless from and against any liability as a result of any such contest by Lessee. Such proceedings shall be conducted promptly, and shall include, if Lessee so decides, appropriate appeals. Whenever any such requirements become absolute after a contest, Lessee shall timely comply with the same or so much thereof as shall have become absolute.

13. UTILITIES.

(a)  Lessee to Contract and Pay for Utilities. Lessee shall contract directly with the utility suppliers and pay all bills for all water, gas, electricity, heat, power, telephone, cable communications, refuse pick-up and disposal, sewer service, and any other utilities, materials, and services, together with any taxes and surcharges thereon, furnished to or used by Lessee on or about the Premises.

(b) Interruption or Curtailment of Service. Lessor shall not be liable for the interruption or failure to provide, or any curtailment, of any utility service to the Premises or the Property.

(c) Compliance With Utility Reduction Requests. Lessee shall comply with all utility supplier and governmental requests and requirements for the reduction, curtailment or limitation of utilities or services provided to or consumed on the Premises, whether voluntary or mandated. Lessee hereby indemnifies and agrees to protect, defend and hold Lessor, the Premises, Building and Property harmless from and against any liability as a result of any failure by Lessee to comply with such requests.

14. ADVERTISING AND SIGNS.

(a) Signs and Other Advertising Media. Lessee shall not erect, install or affix to any part of the outside or inside of the Premises, or to any exterior or interior window or door, signs or advertising media or window or door lettering, pictures or placards, without Lessor’s prior written consent, which consent shall not be unreasonably withheld. All signs and other advertising media must comply with all governmental requirements. Lessor shall have the right to remove any non-approved or non-complying sign, placard, picture, advertisement, name or notice without notice to Lessee and the cost of such removal shall be immediately payable by Lessee to Lessor, together with interest at the Interest Rate, upon demand as Additional Charges. Lessee shall maintain its permitted signs and other advertising media in good and attractive condition and repair. Lessee agrees not to use any advertising or other media (including loudspeakers, phonographs or radio broadcasts) that may be heard or experienced outside the Premises. Lessee shall maintain all show windows of the Premises in a heat and clean condition.

(b) Exterior Displays. Lessee shall not keep or display any merchandise on or otherwise obstruct the sidewalks or walkways adjacent to the Premises. Lessee shall not install any exterior lighting or plumbing fixtures, shades or awnings or any exterior decorations or painting without Lessor’s prior written consent, which consent may be granted or withheld in the sole discretion of Lessor.

15. ASSIGNMENT AND SUBLETTING.

(a)  Consent Required. Lessee shall not assign this Lease, or any interest in this Lease, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant to the Premises, or allow or suffer any person other than the employees of Lessee to occupy or use the Premises or any portion thereof, without obtaining in each instance the prior written consent of Lessor pursuant to the terms and conditions set forth in this Paragraph 15, which consent shall not be unreasonably withheld.

(b)  Documentation. Prior to any assignment, sublease or occupancy agreement which Lessee desires to make, Lessee shall provide to Lessor: (i) the name, address and telephone number of the proposed assignee, sublessee or occupant; (ii) true and complete copies of all documents relating to the prospective agreement to assign, sublease or allow, occupancy; (iii) a current business resume of the proposed assignee, sublessee or occupant; (iv) a current financial statement for the proposed assignee, sublessee or occupant; (v) current financial references for the proposed assignee, sublessee or occupant; (vi) copies of the tax returns of the proposed assignee, sublessee or occupant for the preceding two (2) tax years; and (vii) a written description of all compensation to be received by Lessee in connection with such proposed assignment, sublease or occupancy. Within thirty (30) days after the receipt of such information, and such other information as Lessor shall be reasonably requested, Lessor shall either consent in writing to such proposed assignment, sublease or occupancy subject to the terms and conditions hereinafter set forth, or notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal.

(c) Partnership or Limited Liability Company. If Lessee is a partnership or limited liability company, a transfer, voluntary or involuntary, of all or any part of an interest in the partnership or limited liability company, the interest of any partner in the partnership or the interest of any member of the limited liability company or the dissolution of the partnership or limited liability company, shall be deemed as assignment requiring the prior written consent of Lessor.

(d) Corporation. If Lessee is a corporation, any dissolution, merger, consolidation, or other reorganization of Lessee, or the transfer, either in single or a series of transfers, of ten percent (10%) or more of the capital stock of Lessee, or the sale, or series of sales within any twelve (12) month period, of all or substantially all of the assets of Lessee located in, on, or about the Premises, shall be deemed an assignment requiring the prior written consent of Lessor.

(e) Basis for Approval or Rejection. Lessor and Lessee agree that it shall be reasonable for Lessor to reject any proposed assignment or sublease on the following grounds:

(i) Lack of Financial Capacity. The proposed assignee, sublessee or occupant does not have the financial capacity to fulfill the monetary obligations under the assignment, sublease or occupancy arrangement.

(ii) Inappropriate Use. The use proposed by the assignee, sublessee or occupant is not permitted under the provisions of Paragraph 6, or would expose Lessor or the Property to additional liability, or involves the use of additional Hazardous Materials or greater quantities of Hazardous Materials.

(iii) Lack of Experience. The proposed assignee, sublessee or occupant has less than ten (10) years’ active full-time experience in the operation of the business proposed to be operated by the assignee, sublessee or occupant on the Premises.

(iv) Nearby Location. The proposed assignee, sublessee or occupant has a direct or indirect interest in a business similar to that to be conducted on the Premises which is located within five (5) miles of the Premises.

(v)Business Reputation. The proposed assignee, sublessee or occupant has defaulted on any material obligation or filed for protection, or has been declared a bankrupt, under the Bankruptcy Code within the ten (10) years preceding the proposed effective date of the proposed assignment, sublease or occupancy arrangement.

(f) Bonus Rent. If Lessor shall consent to any assignment, sublease or occupancy agreement by Lessee, such consent shall be conditioned upon Lessee paying to Lessor all consideration received by Lessor in connection with such assignment, sublease or occupancy arrangement as and when received by Lessee.

(g) No Effect on Obligations of Lessee. No consent by Lessor to any assignment, sublease or occupancy arrangement shall release Lessee from any obligations under this Lease or alter the primary liability of Lessee for the payment of the Rent and performance of the obligations to be performed by Lessee under this Lease.

(h) Lessor’s Remedies. Any assignment, sublease or occupancy arrangement made by Lessee without the prior written consent of Lessor shall at Lessor’s election be void, and, at the option of Lessor, shall constitute a material default under this Lease. The consent by Lessor to any assignment, sublease or occupancy arrangement by Lessee shall not constitute a waiver of the provisions of this Paragraph 15, including the requirement that the prior written consent of Lessor be obtained with respect to any subsequent proposed assignment, sublease or occupancy arrangement. If Lessee shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Lessee to occupy the Premises, without Lessor’s prior written consent, Lessor may collect rent from the person or persons then or thereafter occupying the Premises and apply the amount collected less the costs of collection to the Rent to be paid under this Lease, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 15, or the acceptance of any such purported assignee, sublessee or occupant, or a release of Lessee from the obligation to timely perform all of the covenants to be performed by Lessee contained in this Lease.

16. ACCESS TO THE PREMISES.

(a) Access to the Premises. Lessor and its designees shall have the right to enter upon the Premises upon reasonable notice to Lessee (except in the case of emergency, in which case no notice shall be required) and at all reasonable hours (and in case of emergency, at any time) without diminution or abatement of Rent and without liability to Lessee (i) to inspect the Premises and the Building; (ii) to make repairs, additions or alterations to the Premises, the Building or the Property (and for such purposes erect and install scaffolding, pipes, conduits and other necessary structures in and through the Premises or the Building where reasonably required by the character of the work to be performed, always providing that reasonable access to the Premises shall be provided); (iii) to show the Premises to prospective purchasers and lenders; (iv) to determine whether Lessee is complying with its obligations under this Lease; (v) to serve or post any notice required or permitted under the provisions of this Lease, and (vi) for any other lawful purpose. Any entry upon the Premises or Building or portions thereof obtained by Lessor in accordance with this Paragraph 16 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or the Building or an eviction, actual or constructive, of Lessee from the Premises or the Property or any portion thereof.

(b) Access for Prospective Lessees. For a period commencing one hundred eighty (180) days prior to the date scheduled for expiration of the Term, Lessor shall have reasonable access to the Premises for the purpose of exhibiting the same to prospective lessees and to post any customary “To Let” or “To Lease” signs upon the Premises.

17. EMINENT DOMAIN.

(a)  Entire or Substantial Taking. If during the Term title to all of the Premises, or so much of the Premises that the Premises will not be reasonably suited for Lessee’s continued occupancy for the uses and purposes permitted under this Lease as reasonably determined by Lessor, shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof, or by deed in threat of any such taking by eminent domain, then this Lease shall terminate as of the date that possession of the Premises, or part thereof, is taken.

(b)  Partial Taking. If during the Term title to any part of the Premises shall be so taken and the remaining part of the Premises would be reasonably suitable for Lessee’s continued occupancy for the purposes and uses permitted under this Lease as reasonably determined by Lessor, then this Lease shall, only as to the part so taken, terminate as of the date that possession of such part of the Premises is so taken and the Fixed Minimum Rent shall be reduced in the same proportion that the floor area of the portion of the Premises so taken bears to the original Floor Area of the Premises, and Lessor shall, to the extent of any award received by Lessor for the part of the Premises so taken, make all necessary repairs or alterations to the Premises so as to constitute the remaining portion of the Premises as a complete architectural unit; provided that such repairs shall not include any furniture, trade fixtures, equipment or personal property of Lessee, all of which shall be repaired or replaced at the sole cost and expenses of Lessee. A just and proportionate part of the Fixed Minimum Rent shall be abated during such restoration if such restoration shall substantially interference with the continued conduct of the business of Lessee on the Premises.

(c)  Disposition of Proceeds. All compensation awarded or paid upon any total, substantial or partial taking shall belong to and be the sole property of Lessor, whether such compensation be awarded or paid as compensation for diminution in value of the leasehold or to the fee or for the value of any improvements located on the Premises or otherwise; provided, however, that Lessee shall be entitled to seek and receive a separate award for any taking of Lessee’s furniture, trade fixtures, equipment and other personal property, for disruption and loss of business and for relocation expenses, provided that the seeking and receipt of any such separate award shall not diminish the award or compensation otherwise payable to Lessor for the taking. Lessee shall not have any claim against Lessor with respect to any taking or any award received by Lessor as compensation for any taking.

(d) Temporary Taking. If all or any portion of the Premises is taken for a limited period of time during the Term, this Lease shall remain in full force and effect, Lessee shall continue to perform all of the terms, conditions and covenants of this Lease and Lessee shall be entitled to receive the entire award made in connection with any such temporary taking. Any temporary taking the duration of which exceeds twelve (12) consecutive calendar months shall be deemed a substantial taking and shall be governed by the provisions of Paragraph 17(a).

(e) Taking Near End of Term. Notwithstanding any provision of this Paragraph 17 to the contrary, any taking which occurs during the last twenty-four (24) months of the Term shall be treated as a substantial taking and shall be governed by the provisions of Paragraph 17(a); provided, however, if the period for exercise of the Option pursuant to Paragraph 3(b) has not expired and Lessee validly exercises the Option within thirty (30) days after Lessor gives Lessee written notice of the proposed taking, then such taking shall not be subject to the provisions of this Paragraph 17(e).

(f) Further Assurances. Lessor and Lessee each agrees to execute and deliver to the other all instruments that may be required or appropriate to effectuate the provisions of this Paragraph 17.

(g) Waiver of Statutory Rights. Lessor and Lessee agree that the provisions of this Paragraph 17 shall control the rights and obligations of Lessor and Lessee with respect to any taking of the Premises by eminent domain, and Lessor and Lessee each hereby waives the provisions of California Code of Civil Procedure Sections 1265.110, et seq. and any other ordinance, law or statute now or hereafter in effect which would grant to Lessor or Lessee the right to terminate this Lease in the event of a taking of the Premises by eminent domain. ‘

18. DAMAGE OR DESTRUCTION.

(a)  Lessor to Rebuild. In the event the Premises shall be partially or totally destroyed by fire or other casualty insured under the fire and extended coverage insurance to be maintained by Lessor pursuant to Paragraph 7(b), then the Premises shall be repaired by Lessor as soon as practicable as provided in Paragraph 18(c), unless Lessor shall elect not to repair as provided in Paragraph 18(b). Should such damage or destruction substantially interfere with the business of Lessee conducted in the Premises, then a just and proportionate part of the Fixed Minimum Rent shall be abated until such interference ceases.

(b) Lessor Option to Terminate.

(i) Substantial, Uninsured Damage or Building Damage. If (i) more than fifty percent (50%) of the Floor Area of the Premises are destroyed or damaged by fire or other casualty insured under Lessor’s fire and extended coverage insurance; (ii) the Premises are destroyed or damaged to the extent of hot less than thirty-three and one-third percent (331/3%) of the replacement cost thereof; (iii) the Premises are partially or totally destroyed by a cause or casualty not covered the fire and extended coverage insurance to be maintained by Lessor pursuant to Paragraph 7(b); or (iv) the Building is destroyed or damaged to the extent of not less than thirty-three and one-third percent (331/3%) of the replacement cost of the Building, then upon the occurrence of any such event Lessor may elect to terminate this Lease by written notice given to Lessee not later than ninety (90) days after the occurrence of any such damage or destruction, such termination to be effective as of the date of such notice. If Lessor does not elect to so terminate this Lease, Lessor shall repair or rebuild the Premises in accordance with the provisions of Paragraph 18(c).

(ii) Premises Damage Near End of Term, If the Premises are damaged or destroyed by any cause during the last twenty-four (24) months of the Term, then Lessor may elect to terminate this Lease by written notice given to Lessee not later than ninety (90) days after the occurrence of any such damage or destruction, such termination to be effective as of the date of such notice.

(iii) Building Damage Near End of Term. If any portion of the Building is damaged or destroyed by any cause during the last twenty-four (24) months of the Term whether or not the Premises are damaged or destroyed, then Lessor may elect to terminate this Lease by written notice given to Lessee not later than ninety (90) days after the occurrence of any such damage or destruction, such termination to be effective as of the date of such notice.

(c) Portions to be Rebuilt by Lessor and Lessee. The obligation of Lessor should Lessor elect or be obligated to repair or rebuild shall be limited to the basic shell of the Premises, and Lessee shall forthwith, at Lessee’s sole cost and expense, replace or fully repair or replace all leasehold improvements and Alterations, exterior signs, trade fixtures, equipment, display cases and other installations made by Lessee. All insurance proceeds payable under the fire and extended coverage insurance to be maintained by Lessor pursuant to Paragraph 7(b) shall be payable solely to Lessor, and Lessee shall have no interest in such proceeds. Notwithstanding any provision of this Paragraph 18 to the contrary, Lessor’s obligation to rebuild shall be limited to the insurance proceeds actually received and retained by Lessor and shall not include any insurance proceeds paid and retained by any lender holding a security interest in the Property.

(d)  Waiver of Statutory Rights. Lessor and Lessee each agree that the provisions of this Paragraph 18 shall control the rights and obligations of Lessor and Lessee with respect to any damage or destruction of the Premises, and Lessor and Lessee each hereby waives the provisions of California Civil Code Sections 1932 and 1933(4) and any other ordinance, law or statute now or hereafter in effect which would grant to Lessor or Lessee the right to terminate this Lease in the event of damage or destruction of the Premises.

19. HOLD HARMLESS.

(a) Hold Harmless. Lessee hereby indemnifies and agrees to protect, defend and hold Lessor, and its officers, directors, agents, contractors, employees and invitees, and any lender holding a security interest in the Property (collectively, “Lessor Parties”) harmless from and against any and all claims, damages, losses, liabilities, actions, causes of action, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Claims”) arising from, related to or connected with the (j) use or occupancy of the Premises; (ii) any activity conducted on the Premises or the Property by Lessee or its officers, directors, agents, contractors, employees, invitees, licensees or contractors (collectively, “Lessee Parties”); (iii) the conduct of Lessee’s business in the Premises; (iv) the failure of Lessee to abide by the provisions of this Lease; (v) any breach or default by Lessee under this Lease; and (vi) any activity, work or thing done, permitted or suffered by Lessee or any Lessee Parties, and any act or omission by Lessee or any Lessee Parties in, on or about the Premises, the Property or elsewhere, except to the extent such Claims are proven to be the result of the sole active gross negligence or willful misconduct of Lessor. In case any claim, action or proceeding is brought against Lessor and/or any Lessor Party by reason of any such Claim, Lessee shall, upon notice from Lessor, defend such Claim, Lessor and/or any Lessor Party at Lessee’s expense by counsel reasonably satisfactory to Lessor and any Lessor Party, and Lessor and any Lessor Party shall cooperate with Lessee in such defense but without cost or liability to Lessor or any Lessor Party.

(b) Assumption of Risk. As a material part of the consideration to Lessor for the execution of this Lease, Lessee hereby assumes all risk of damage to all property of Lessee and others in, on or about the Premises or the Property, and for injury to or death of persons, in, upon or about the Premises or Property, arising from any cause whatsoever, and Lessee hereby waives and releases all claims with respect to any such loss, injury or death against Lessor and the Lessor Parties.

20. DEFAULT AND REMEDIES.

(a)  Default. Lessee shall be in default of this Lease if: (i) Lessee fails to pay any Rent or other sum within five (5) days after the date such payment is due under this Lease; (ii) Lessee fails to timely perform any other obligation of Lessee to be performed under this Lease within ten (10) days after receipt of written notice from Lessor; (iii) Lessee vacates or abandons the Premises; (iv) Lessee’s interest in this Lease or in the Premises, or any part thereof, is assigned or transferred; either voluntarily or by operation of law without the prior written consent of Lessor; (v) a petition under the Bankruptcy Code or any other insolvency, bankruptcy or debtor protection law is filed by or against Lessee or any Guarantor named in the Lease Summary; (vi) Lessee or any of Guarantor named in the Lease Summary makes an assignment for the benefit of its, his or her creditors; or (vii) any of Guarantor named in the Lease Summary shall attempt to revoke its, his or her guaranty of this Lease or shall claim exoneration under such guaranty of this Lease. .

(b) Remedies. In the event of any default by Lessee under this Lease, Lessor shall have the following rights and remedies:

(i) Continuation of Lease. Lessor shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Lessor may re-enter the Premises by summary proceedings or otherwise, remove all persons and property from the Premises without liability to Lessee or any other person for damage sustained by reason of such removal, and relet the Premises at such rental and upon such terms and conditions as Lessor in its sole discretion may deem advisable. Lessor may store any property of Lessee in a public warehouse or elsewhere, at Lessee’s expense, or otherwise dispose of such property in any manner provided by law. In the event Lessor re-enters the Premises, Lessee shall remain liable for the Rent and all other sums payable under this Lease, plus the reasonable cost of obtaining possession of and reletting the Premises, including, without limitation, any repairs and alterations necessary to prepare the Premises for reletting, the cost of marketing the Premises for reletting and any brokerage commission due on the reletting, less the rents received from such reletting. Lessee shall pay to Lessor the difference between the rent received by Lessor from the reletting and the Rent and other sums due under this Lease monthly on the date herein provided for the payment of Fixed Minimum Rent. No such re-entry, taking of possession or reletting of the Premises by Lessor shall be construed as an election on the part of Lessor to terminate this Lease unless specific written of such termination is given to Lessee. Notwithstanding any such re-entry, Lessor may at any time thereafter elect to terminate this Lease for such previous default by written notice given to Lessee.

(ii) Termination of Lease. Lessor shall have the remedy described in California Civil Code Section 1951.2. Lessor may terminate this Lease by written notice given at any time to Lessee following any default by Lessee. Should Lessor so elect to terminate this Lease, Lessor shall recover from Lessee:

(A) The worth, at the time of award, of the unpaid Rent which had been earned at the time of termination;

(B) The worth, at the time of award, of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

(C) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

(D) Any other amount necessary to compensate Lessor for all the detriment proximately caused by the failure of Lessee to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of the leasing commission paid by Lessor applicable to the unexpired Term of this Lease.

The worth at the time of award of the amounts referred to in Paragraphs 20(b)(ii)(A), (B) and (D) is to be computed by allowing interest at ten percent (10%) per annum, or the maximum lawful rate. The worth at the time of award of the amount referred to in Paragraph 20(b)(ii)(C) is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(iii) Right to Perform. Following any default by Lessee, Lessor shall have the right, but not the obligation, to perform any obligation of Lessee under this Lease which Lessee has failed to perform, and all costs incurred by Lessor in such performance shall be immediately payable by Lessee to Lessor, together with interest at the Interest Rate, upon demand as Additional Charges.

(iv) Other Remedies. Lessor shall have all other remedies now or hereafter provided by law or in equity for the default by Lessee. The rights and remedies of Lessor under this Lease and provided by law or in equity are cumulative and not exclusive, and Lessor may exercise such rights and remedies in such order as Lessor may determine.

(c)  Receiver. Should a receiver be appointed in any action by Lessor against Lessee, the receiver may take possession of any and all personal property belonging to Lessee that is used in the business being conducted on the Premises, and Lessee agrees that the entry and/or possession by such a receiver shall not constitute an eviction of Lessee from the Premises or any portion thereof. Lessee agrees to indemnify and hold Lessor harmless from and against any and all liability arising out of any such entry and taking of possession by such receiver. Neither the application for the appointment of such receiver, nor the appointment itself, shall constitute an election on Lessor’s part to terminate this Lease, unless Lessor gives a written notice of such termination to Lessee.

(d)  Additional Rent. All sums payable by Lessee to Lessor or to third parties under this Lease shall be payable as and included within the term “Rent”. For purposes of any unlawful detainer action by Lessor against Lessee pursuant to California Code of Civil Procedure Sections 1161-1174, or any similar or successor statutes, Lessor shall be entitled to recover as Rent not only the Fixed Minimum Rent, Additional Rent and Additional Charges, but all other sums specified in this Lease as may then be payable.

21. BANKRUPTCY. Lessee agrees that if (i) all or substantially all of the Lessee’s assets shall be placed in the hands of a receiver or trustee; (ii) Lessee makes an assignment for the benefit of creditors; (iii) Lessee is finally adjudicated a bankrupt; (iv) Lessee institutes any proceeding under the Bankruptcy Code (as the same now exists or under any amendment thereof which may hereafter be enacted) or under any other law or statute relating to the subject of bankruptcy, insolvency or debtor relief, wherein Lessee seeks to be adjudicated a bankrupt, or to be discharged of its debts, or to effect a plan of arrangement, liquidation, composition or reorganization; or (v) any involuntary proceeding is filed against Lessee under the Bankruptcy Code or any such bankruptcy, insolvency or debt or relief laws or statutes, then upon the occurrence of any such event this Lease and any interest of Lessee in and to the Premises shall not become an asset in any of such proceedings and, in any such event and in addition to any and all rights or remedies of Lessor under this Lease or provided by law, it shall be lawful for Lessor to re-enter the Premises and take possession thereof and remove all persons therefrom and immediately to terminate this Lease by written notice to Lessee, and following such termination by Lessor, Lessee shall have no further rights or claims under this Lease.

22. WAIVERS. Any waiver by Lessor of any covenant or condition contained in this Lease, or of any breach or default by Lessee, shall not be construed as a subsequent waiver of the same or any other covenant or condition, or a waiver of any subsequent breach or default, and any consent or approval by Lessor to or of any act by Lessee requiring the consent or approval of Lessor shall not be deemed to waive or render unnecessary Lessor’s consent or approval to or of any subsequent similar act by Lessee. The acceptance by Lessor of Rent or Additional Charges or any other payment due under this Lease shall not constitute a waiver of any concurrent or preceding breach or default by Lessee of any term, covenant or condition of this Lease, other, than the failure of Lessee to pay the particular rental or payment so accepted, regardless of Lessor’s knowledge of such concurrent or proceeding breach or default at the time of acceptance of such rent or payment. No waiver by Lessor shall be effective unless it is made in writing and signed by Lessor.

23. NO ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the Rent or other sums required to be paid under this Lease shall be deemed to be other than on account of the earliest Rent or other sums due and payable hereunder, nor shall any endorsement or statement on any check or any writing accompanying any check or payment as Rent be deemed an accord and satisfaction, and Lessor may accept any such check or payment without prejudice to the right of Lessor to recover the balance of such Rent or other sums or pursue any other remedy provided in this Lease.

24. SUBORDINATION AND ATTORNMENT.

(a)  Subordination. Lessee agrees that this Lease is and shall be and remain subordinate to all mortgages, trust deeds and security devices that are now or may hereafter be placed upon the Premises or the Property and to any and all advances made or to be made thereunder, and to all renewals, replacements and extensions thereof. If any mortgagee, beneficiary or secured party elects to have this Lease superior to its mortgage, trust deed or security device by notice to Lessee, then this Lease shall be deemed superior to the lien of any such mortgage, trust deed or security device.

(b)  Attornment by Lessee. If any proceedings are brought for foreclosure of any mortgage, trust deed or other security device placed upon the Premises or Property, or if the Premises or Property are sold under such mortgage, trust deed or security device by the exercise of the power of sale, or if a deed in lieu of any such foreclosure is issued by Lessor, then Lessee shall, at the election of the mortgagee, beneficiary, secured party or purchaser, attorn to the mortgagee, beneficiary, secured party or purchaser upon any such foreclosure, sale or deed in lieu and recognize such mortgagee, beneficiary, secured party or purchaser as Lessor under this Lease. Any successor in interest to Lessor following foreclosure or conveyance in lieu thereof shall not be (i) liable for any act or omission of Lessor or any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) subject to any offsets or defenses which Lessee might have against any Lessor or any prior lessor; (iii) bound by prepayment by Lessee of more than one(1) month’s Fixed Minimum Rent; or (iv) bound to return the Security Deposit unless the same is received by such successor in interest.

(c) Additional Documents. The provisions of this Paragraph 24 shall be self-operative and shall not require the execution of any additional documents to be effective. However, Lessee agrees to execute (and acknowledge if required by Lessor or any mortgagee, beneficiary or secured party) and deliver, within ten (10) days after receipt of any written request and in the form requested by Lessor or such mortgagee, beneficiary or secured party, any additional documents evidencing the subordination or priority of this Lease with respect to the lien of any such mortgage or deed of trust, or security device.

25. ESTOPPEL CERTIFICATES. Lessee agrees at any time, and within ten (10) days after written request by Lessor, to execute, acknowledge and deliver to Lessor a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (ii) the dates to which the Rent and Additional Charges have been paid in advance, if any; (iii) acknowledging Lessee’s acceptance of the Premises; (iv) confirming the Commencement Date and the Expiration Date; (iv) confirming the current amount of the Fixed Minimum Rent and Additional Rent; and (v) such other matters as Lessor may request. Any such statement delivered pursuant to this Paragraph 25 may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgagee of the Premises or the Property.

26. SURRENDER AND HOLDING OVER.

(a) Surrender of the Premises. Upon the Expiration Date or sooner termination of the Term, Lessee shall (i) quit and surrender the Premises, broom clean, in good condition and repair (reasonable wear and tear and damage by acts of God or fire excepted), together with all Alterations which may have been made in, to or on the Premises, except any Alterations that Lessee shall be required to remove in accordance to Paragraph 12(a); (ii) remove all its movable furniture, trade fixtures and personal property from the Premises and all movable furniture, trade fixtures and personal property not so removed shall be deemed abandoned by Lessee; and (iii) remove all Hazardous Materials from the Premises and clean-up or remediate, to the satisfaction of Lessor, any Hazardous Materials that have been released in, on or about the Premises or the Property by Lessee or Lessee Parties. Lessee shall indemnify, protect, defend and hold harmless Lessor from and against all loss or liability resulting from any delay by Lessee in so surrendering the Premises including, without limitation, any claims made by any succeeding lessee.

(b) Holding Over. If Lessee should remain in possession of the Premises after the Expiration Date or the earlier termination of the Term, or if Lessee shall fail to surrender the Premises to Lessor in the condition required in Paragraph 26(a), without the express written consent of Lessor, Lessee shall be a tenant at sufferance, shall be guilty of trespass and shall be liable to Lessor for all damage resulting to Lessor from such holding over, including, but not limited to, the claims of any succeeding lessee or the damage suffered by Lessor in losing the opportunity to lease the Premises to another lessee, and Lessee shall pay to Lessor as Rent during the period of such hold over two hundred percent (200%) of the Rent payable by Lessee for the final month of the Term, such hold over rent to be paid monthly in advance.

27. SALE OF THE PREMISES BY LESSOR. In the event of any sale, exchange, transfer or change in ownership of the Premises or the Property by Lessor and assignment by Lessor of this Lease, the Lessor shall be and is hereby entirely free and relieved of all liability under any and all of its covenants an obligations contained in or derived from this Lease occurring after the date of consummation of any such transaction. Lessee agrees to look solely to the successor to Lessor for the performance of the obligations of Lessor under this Lease from and after the date of consummation of any such transaction.

28.  NOTICES. All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments or designations under this Lease by either party to the other shall be in writing and shall be sufficiently given if delivered in person or sent by United States Postal Service certified mail, return receipt requested, postage prepaid. Any notice to Lessee shall be addressed to the address of Lessee shown in. the Lease Summary or to the Premises. Any notice to Lessee may be served upon any individual occupying the Premises. If there is more than one person or entity comprises Lessee, any notice required or permitted by the terms of this Lease may be given by or to any one such person or entity, and shall have the same force and effect as if given by or to all such persons or entities. Any notice to Lessor shall be addressed to Lessor at Lessor’s address shown in the Lease Summary or at such other place as Lessor may from time to time designate by written notice to Lessee. Notices shall be effective upon the date of personal service, or the date of delivery or attempted delivery as shown on the United States Postal Service return receipt. Each party may change its address for notices by notice given in the manner provided in this Paragraph 28; provided, however, that notice may always be given to Lessee addressed to the Premises.

29.BROKERS. Lessee warrants that Lessee has not had any dealings with any realtor, broker or agent in connection with the Premises or the negotiation of this Lease. Lessee agrees to indemnify, protect, defend and hold Lessor harmless from and against any cost, expense or liability for any compensation, commission, fee or charge claimed by any realtor, broker, agent or person with respect to the leasing of the Premises by Lessee and/or the negotiation of this Lease.

30. LIMITATION OF LESSOR’S LIABILITY. In the event Lessee makes any claim or asserts any cause of action against Lessor as a result of Lessor’s default or alleged default under this Lease, then (a) Lessee’s sole and exclusive remedy shall be against current rents, issues, profits and other income that Lessor receives from its. operation of the Property, net of all then current operating expenses, liabilities and debt service associated with said operation (the “Property Assets”); (b) no other real, personal or mixed property or other assets of Lessor, wherever located, shall be subject to any levy on any judgment obtained by Lessee against Lessor; (c) none of the trustees of Lessor shall be personally liable to Lessee and none of the real, personal or mixed property or other assets of any of such trustees shall be subject to levy on any judgment obtained by Lessee against Lessor; (d) if such Property Assets are insufficient to satisfy any judgment obtained by Lessee, then Lessee will not institute any further action, suit, claim or demand, at law or in equity, against Lessor for or on account of such deficiency; and (e) Lessee shall not have the right to perform the obligations of Lessor or to deduct the costs of such performance from the Rent or other sums due under this Lease. The limitations set forth in this Paragraph 30 shall be applicable to, and enforced by, Lessor and/or any partner, trustee, officer, employee, agent or property manager of Lessor.

31.LESSOR RIGHT TO PERFORM. In the event Lessee shall fail to timely perform any obligation of Lessee to be performed under this Lease, Lessor may, but shall not be obligated, after giving written notice to Lessee, to perform such obligation. The cost incurred by Lessor in performing any such obligation shall be immediately payable by Lessee to Lessor, together with an administrative fee of ten percent (10%) of such cost and interest at the Interest Rate, upon demand as Additional Charges.

32. GENERAL PROVISIONS.

(a)  Relationship. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or any partnership, joint venture or other association between Lessor and Lessee, and neither the method of computation of rent nor any. other provision contained in this Lease, nor any acts of Lessor and/or Lessee, shall be deemed to create any relationship between Lessor and Lessee, other than the relationship of lessor and lessee.

(b)  Binding on Successors. Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise provided elsewhere in this Lease, their respective heirs, executors, administrators, successors and assigns, subject at all times to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering or subletting of all or any part of the interest of Lessee in this Lease.

(c)Captions. The captions of the Paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d) Joint and Several Liability. If more than one person or entity executes this Lease as Lessee, each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Lessee.

(e) Entire Agreement. This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents relating to the leasing of the Premises. All prior negotiations, written and oral agreements between Lessor and Lessee have been merged into, included in and are superseded by this Lease. There are no other agreements, representations or warranties between the Lessor and Lessee relating to the leasing of the Premises which are not set out in this Lease. In entering into this Lease, neither Lessor nor Lessee is relying upon any agreement, representation or warranty that is not set forth in this Lease.

(f)Governing Law. The laws of the State of California applicable to residents of the State of California shall govern the validity, performance, and enforcement of this Lease. This Lease shall not be construed presumptively either for or against Lessor or Lessee.

(g)Time of Essence. Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(h) Severability. Any provision or provisions of this Lease which are finally adjudicated by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair, or invalidate any other provision of this Lease, and the remaining provisions of this Lease shall nevertheless remain in full force and effect.

(i) Attorney’s Fees and Costs. In the event any action is brought by either party hereto against the other with respect to this Lease, or by reason of the breach of any covenant of condition on the part of the other party, or arising out of this Lease, then and in that event the party in whose favor final judgment shall be entered shall be entitled to have and recover from the other party the actual court costs incurred and reasonable attorney’s fees and reasonable expert witness fees incurred by the prevailing party as fixed by the court wherein such judgment shall be entered.

(j) No Recording. Neither this Lease nor any abstract or short form of this Lease shall be recorded.

(k) Amendment. This Lease may be amended only by a subsequent writing executed by Lessor and Lessee. No course of conduct or dealing between Lessor and Lessee shall amend any of the provisions of this Lease, or constitute a waiver of the performance of or compliance with any of the provisions of this Lease.

(l) Financial Information, Lessee shall deliver to Lessor copies of Lessee’s balance sheet and profit and loss statement and any other financial information prepared by or for Lessee within thirty (30) days of such preparation, but not less than annually during the Term. Such financial information shall be certified as accurate by an independent certified public accountant. Lessor shall not disclose such financial information to. third parties, except for disclosure to Lessor’s accountants and attorneys’, prospective lenders and purchasers of the Property and as required by court order or law.

(m) Waiver of Jury Trial. Lessor and Lessee hereby waive any and all rights to a trial by jury in any action, proceeding or counterclaim (any claim for injury or damage and any emergency or statutory remedy, in respect thereof) brought by either party against the other party on any matter arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, and/or Lessee’s use or occupancy of the Premises. Lessor and Lessee agree that this Paragraph 32(m) constitutes a written consent to waiver of trial by jury within the meaning of Section 631(a)(2) of the California Code of Civil Procedure, and Lessor and Lessee hereby authorize and empower the each other to file this Paragraph 32(m) and/or this Lease, as-required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(n) Attachments. The following items are attached to and incorporated into this Lease and form a part of this Lease:

Lease Summary

Exhibit A     Diagram of Premises

Exhibit B-1     Diagram of the Property

Exhibit B-2     Legal Description of the Property

THE SUBMISSION OF THIS LEASE TO LESSEE SHALL BE FOR EXAMINATION PURPOSES ONLY, AND DOES NOT AND SHALL NOT CONSTITUTE A RESERVATION OF OR OPTION FOR LESSEE TO LEASE, OR OTHERWISE CREATE ANY INTEREST OF LESSEE IN THE PREMISES.

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease on the day and year first above written.

"LESSOR"	"LESSEE"

JULIET B. HOOKER, KATHERINE B	CENTRAL COAST BANKCORP,
CONGDON AND WILLIAM C. BURKETT,	a California corporation
Co-Trustees of the William Andrew Burkett
Trust dated March 13, 1985, as to an
undivided one half interest, and JULIET B	By: /s/ HARRY D. WARDWELL
HOOKER, KATHERINE B. CONGDON and	Name: Harry Wardwell
WILLIAM C. BURKETT, Co-trustees
of the Juliet J. Burkett Testamentary Trust
dated March 13, 1981, as to an undivided	Title: Senior Vice President
one-half interest (collectively doing
Business as Burkett Land Company)

/s/ JULIET B. HOOKER	By____________________________
Juliet B. Hooker, Co-Trustee	Name__________________________
Title___________________________
/s/ KATHERINE B. COGDON
Katherine B. Congdon, Co-Trustee

/s/ WILLIAM C. BURKETT
William C. Burkett, Co-Trustee

Exhibit A — Diagram of the Premises

[Graphic Omitted]

Exhibit B-1 — Diagram of the Property

[Graphic Omitted]

Exhibit B-2 - Legal Description of the Property

That certain real property located in the City of Monterey, County of Monterey, State of California described as follows:

Lot two (2) in Block four (4), as shown and so designed on the “Map of Littles Survey of New Monterey, Monterey, California, as surveyed by W. C. Little, September 1886” filed December 1, 1886, in the office of the County Recorder of the County of Monterey, State of California, and now on file and of record in said office in Map Book One, Cities and Towns, at Page 12 therein.

A portion of Block 4, as shown and so designated on Map entitled, “Map of Littles Survey of New Monterey, Monterey, California”, as surveyed by W. C. Little, September 1886 filed in the office of the County Recorder of the County of Monterey, State of California, December 1, 1886 in Volume 1, Cities and Towns, at page 12 therein; more particularly described as follows:

Beginning at the most Southerly comer of Hoffman Avenue and Lighthouse Avenue as shown on said map and running thence Southwesterly along the Southeastern line of Hoffman Avenue a distance of 120 feet to the most Northerly corner of Lot 1, in said Block; thence Southeasterly along the Northeasterly line of said Lot 1, 50 feet to the most Northerly corner of Lot 2 in said Block; thence at right angles Northeasterly and parallel with Hoffman Avenue a distance of 120 feet to the Southwesterly line of Lighthouse Avenue; thence at right angles Northwesterly following the said line of Lighthouse Avenue 50 feet to the point of beginning.